CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 27, 2015 relating to the balance sheets of iConsumer Corp. as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

September 4, 2015

Artesian CPA, LLC

1624 Market Street, Suite 202
Denver, CO
303.823.3220
ArtesianCPA.com